Exhibit 3.11

AMENDMENT TO ARTICLES OF INCORPORATION

OF

COOL TECHNOLOGIES, INC.

Cool Technologies, Inc., a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

1.	The name of the corporation is Cool Technologies, Inc. The date of filing of its original Articles of Incorporation with the Secretary of State was July 21, 2002.

2.	This Amended Articles of Incorporation amends Article II of the Articles of Incorporation of this corporation by increasing the number to shares of common stock the Corporation is authorized from 140,000,000 to 350,000,000.

3.	The par value of the common stock is $0.001

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in a case of a vote of classes or series or may be required by the provisions of the articles of incorporation in favor of the amendment, is 66%.

Signed on this 20th day of March, 2017

	By	/s/ Timothy Hassett
	Name:	Timothy Hassett
	Title:	Chairman and Chief Executive Officer